SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“Release”), are made by and between Carl D. O’Connell (“Executive”), and Xtant Medical Holdings, Inc., its affiliates, related or predecessor corporations, subsidiaries, successors and assigns (“Employer”).

Employer and Executive (collectively, “Parties”) wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the Parties have agreed to separate according to the following terms.

IN CONSIDERATION OF THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1. Termination. Executive’s employment shall end on October 12, 2018 (“Termination Date”).

2. Consideration. Employer shall, (1) after receipt of a fully executed Agreement and Release; (2) after expiration of all applicable rescission periods; and (3) provided Executive complies with his obligations under this Agreement, provide Executive with certain separation benefits (“Consideration”) in compliance with that certain Employment Agreement effective October 6, 2016 between Employer and Executive, as amended on February 17, 2017 and May 15, 2018 (the “Employment Agreement”). Pursuant to Section 12B of the Employment Agreement, Employer will pay Executive severance pay equal to $43,333.33 per month for twelve (12) months following the Termination Date (the “Severance Period”), less all required tax withholdings and other applicable deductions, payable in accordance with Employer’s standard payroll procedures; provided, however, that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the Termination Date. In addition, during the twelve (12) months following the Termination Date, with respect to group health benefits, Executive (and his dependents) may elect, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, to remain covered under Employer’s group health plan for the period mandated by COBRA or similar state law. If Executive timely and effectively elects such continuation coverage, Employer will pay the premiums for such coverage of Executive (and his dependents, as applicable) through such twelve-month period; provided, however, that Employer’s obligation to make such payments shall immediately expire if Executive ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Any payments described above and due to Executive under Paragraph 12B of the Employment Agreement shall commence within sixty (60) days of Executive’s termination of employment, provided, however, that if such sixty (60)-day period spans two (2) calendar years, payments shall commence in the latter calendar year.

3. Stock Options. The Company and the Executive acknowledge and agree that (a) the Executive holds options to purchase an aggregate of 225,000 shares of Common Stock of Company, 25,000 shares of which are vested as of the Termination Date and 200,000 shares of which are not vested as of the Termination Date, (b) the Executive has the right to exercise such vested options through January 12, 2019, at which time such vested options shall expire if not exercised, and (c) such unvested options expired as of the Termination Date.

4. Expense Reimbursement. Employer and Executive acknowledge that Executive owes Employer $3,168.13 for personal expenses charged to Employer’s corporate credit card, net of Executive’s unreimbursed business expenses, and that Employer will deduct $3,168.13 from the first payment made under Section 2. Executive acknowledges that he does not have any additional unreimbursed business expenses.

5. Termination of Benefits. Except as otherwise provided by this Agreement, Executive’s participation in Employer’s employee benefits, bonus, and all other compensation or commission plans, will terminate on the Termination Date, unless otherwise provided by law or benefit plan. Executive shall receive no compensation or benefits under such plans, except as specifically provided in Section 2 of this Agreement.

6. Execution of Agreement and Mutual Release of all Claims. Executive agrees to fully execute this Agreement, and the Release attached as Exhibit A, releasing any and all actual or potential claims which Executive may have or may claim to have, arising at any time during his employment with or termination from employment with Employer, except for those claims arising from Employer’s failure to comply with its obligations under Paragraph 12A of the Employment Agreement. Executive’s failure to execute this Agreement and/or Release, or any attempt to rescind this Agreement or that Release, shall terminate this Agreement, and the Parties’ respective rights and obligations under this Agreement. Likewise, Employer agrees to fully execute this Agreement, and by doing so, Employer hereby agrees to release, and hereby does release, any and all actual or potential claims which Employer may have or may claim to have, against Executive, arising at any time during his employment or termination of Executive.

7. Satisfactory Performance and Cooperation During Transition. Executive shall fully cooperate with Employer in responding to questions, providing assistance and information, and defending against claims of any type, and will otherwise assist Employer as Employer may request through the Severance Period (“Transition Period”). More specifically:

(a) During the Transition Period, Executive shall reasonably cooperate with Employer as it meets and otherwise communicates/works, with Employer’s employees, customers, strategic relationships, consultants, and vendors on the transition of Executive’s duties to other individuals. Executive shall be available, upon reasonable notice, during business hours to respond to Employer’s questions and electronic communications. Employer shall reimburse Executive for Executive’s reasonable out-of-pocket expenses (such reimbursement shall not include compensation for any such time or Executive’s attorney’s fees) incurred in accordance with this paragraph upon submission of receipts to Employer for such expenses.

(b) Executive shall not, absent Employer’s specific approval, initiate any form of communication with Employer’s employees, customers or strategic partners regarding Employer, Employer’s products or Executives, and shall communicate with such persons in the above capacity only in conjunction with person(s) who Employer has designated to participate in such communications.

8. Agreement to Cooperate in Investigations and Litigation. Executive agrees that Executive will, at any future time, be available upon reasonable notice from Employer, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which Executive has or may have knowledge as a result of or in connection with Executive’s employment by Employer. In performing Executive’s obligations under this Section 8 to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. Executive will comply with this Agreement upon notice from Employer that Employer or its attorneys believe that Executive’s compliance will assist in the resolution of an investigation or the prosecution or defense of claims. Executive understands and agrees that Employer’s obligations under this Agreement are contingent upon Executive cooperating with Employer in investigations and litigation.

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9. Stipulation of No Charges. Executive affirmatively represents that he has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum. Except as expressly provided in this Agreement or required by law, Executive acknowledges and agrees that he has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan. Executive waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”), filed or threatened to be filed by Executive or on Executive’s behalf based on Executive’s employment, terms of employment, or separation from, Employer. Executive understands that any Consideration paid to Executive pursuant to this Agreement may be deducted from any monetary award he may receive as a result of a successful ADEA and/or OWBPA claim or challenge to this Agreement and Release. This does not preclude Executive from eligibility for unemployment benefits, and does not preclude or obstruct Executive’s right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”).

10. Return of Property. Executive shall return, on or before the Termination Date, all Employer property in Executive’s possession or control, including but not limited to any business or operating plans, board meeting materials, supplier or vendor information, customer information, Confidential Information (as defined in Section 14 below) drawings, orders, files, documents, notes, computers, laptop computers, fax machines, cell phones, smart devices, access cards, fobs, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Executive has compiled, generated or received while working for Employer, including all electronically stored information, copies, samples, computer data, disks, or records of such materials. Executive must return to Employer, and Executive shall not retain, any Employer property as previously defined in this section.

11. Agreement Not to Seek Future Employment. Executive agrees that he will never knowingly seek nor accept employment or a consulting/independent contractor relationship with Employer, nor any other entity owned by Xtant Medical Holdings, Inc., either directly or through a consulting firm.

12. Withholding For Amounts Owed to Employer. Execution of this Agreement shall constitute Executive’s authorization for Employer to make deductions from Executive’s Consideration for Executive’s indebtedness to Employer, or to repay Employer for unaccrued Paid Time Off already taken, employee purchases, wage or benefit overpayment, or other Employer claims against Executive, to the extent permitted by applicable law.

13. Non-Disparagement. Executive agrees that, unless it is in the context of an EEOC or other civil rights or other government enforcement agency investigation or proceeding, Executive will make no critical, disparaging or defamatory comments regarding the performance of Employer’s business or the business reputation of the Employer or of any Released Party, as defined in the Release. Employer agrees that, unless it is in the context of an EEOC or other civil rights or other government enforcement agency investigation or proceeding, Employer, its controlling shareholder, officers and directors will make no critical, disparaging or defamatory comments regarding the Executive’s performance or the business reputation of the Executive. Furthermore, Executive agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer or any Released Party. This provision does not prohibit Executive from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding, or from providing testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

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14. Compliance with Employment Agreement and Protection of Confidential Information. Executive agrees to comply with the provisions of and the restrictions set forth in his Employment Agreement, attached as Exhibit B hereto. Executive agrees to never divulge or use any trade secrets, confidential information, or other proprietary information of Employer which Executive obtained or to which Executive had access during his employment with Employer. For purposes of this latter obligation, “Confidential Information” means information that is not generally known and that is proprietary to Employer or that Employer is obligated to treat as proprietary. It includes, but is not limited to, information or data of Employer concerning its business, financial statements, board meeting materials, customer or patient contact information and data, products, plans, ideas, drawings, designs, concepts, inventions, discoveries, improvements, patent applications, know-how, trade secrets, prototypes, processes, techniques and other proprietary information. It does not include information that Executive can establish: (i) is already lawfully in the possession of Executive through independent means at the time of disclosure thereof; (ii) is or later becomes part of the public domain through no fault of Executive; (iii) is lawfully received by Executive from a third party having no obligations of confidentiality to Employer; or (iv) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction. Any information that Executive knows or should reasonably know is Confidential Information, or that Employer reasonably treats as Confidential Information, will be presumed to be Confidential Information.

15. Confidentiality. It is the intent of Employer and Executive that the terms of this Agreement be treated as Confidential, except to the extent this Agreement is required to be disclosed under applicable federal securities laws, as determined by Employer. Executive warrants that he has not and agrees that he will not in the future disclose the terms of this Agreement, or the terms of the Consideration to be paid by Employer to Executive as part of this Agreement, to any person other than his attorney, tax advisor, spouse, or representatives of any state or federal regulatory agency, who shall be bound by the same prohibitions against disclosure as bind Executive, and Executive shall be responsible for advising those individuals or agencies of this confidentiality provision. Executive shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall Executive now or in the future disclose the terms of this Agreement to any person, with the sole exception of communications with Executive’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

16. Invalidity. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

17. Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Colorado, without reference to its choice of law rules. Any action for breach or interpretation of this Agreement shall be brought in the federal or state courts, as appropriate, located in Colorado.

19. Voluntary and Knowing Action. Executive acknowledges that he has had sufficient opportunity to review the terms of this Agreement and attached Release, and that he has voluntarily and knowingly entered into this Agreement. Employer shall not be obligated to provide any Consideration to Executive pursuant to this Agreement in the event Executive elects to rescind/revoke the Release. The Release becomes final and binding on the Parties upon expiration of the rescission/revocation period, provided Executive has not exercised his option to rescind/revoke the Release. Any attempt by Executive to rescind any part of the Release obligates Executive to immediately return all Consideration under this Agreement to counsel for Employer.

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20. Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the Parties agree to bear their own costs and attorneys’ fees, if any. Executive acknowledges that Employer, by this Agreement, has advised his that he may consult with an attorney of his choice prior to executing this Agreement and the Release. Executive acknowledges that he has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and the Release, and that he understands he will be fully bound by this Agreement and the Release.

21. Modification. This Agreement may be modified or amended only by a writing signed by both Employer and Executive.

22. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties’ respective successors and assigns.

23. Notices. Any notice, request or demand required or desired to be given hereunder shall be in writing and shall be addressed as follows:

If to Employer:	Jeremy Carpenter
Human Resources Director
Xtant Medical Holdings, Inc.
664 Cruiser Lane
Belgrade, MT 59714

With a copy to:	Thomas A. Letscher
Fox Rothschild LLP
Campbell Mithun Tower - Suite 2000
222 South Ninth Street
Minneapolis, MN 55402-3338

If to Executive:	Carl D. O’Connell
XXXXXXXX
XXXXXXXX

Either Party may change its address by giving the other Party written notice of its new address.

24. Waivers. No failure or delay by either Party in exercising any right or remedy under this Agreement will waive any provision of this Agreement.

25. Miscellaneous. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

26. Entire Agreement. Except for any continuing, post-employment, obligations under Exhibit B, or employment related Employer policy, or as otherwise provided in this Agreement, this Agreement, the attached Release, and Exhibit B are the entire Agreement between Employer and Executive relating to his employment and his separation. The Parties understand that this Agreement and the Release cannot be changed unless it is done in writing and signed by both Employer and Executive.

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EXECUTIVE

/s/ Carl D. O’Connell
Carl D. O’Connell
Print Name

Dated: November 29, 2018

XTANT MEDICAL HOLDINGS, INC.

By:	Michael Mainelli
Its:	Interim CEO

Dated: November 29, 2018

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EXHIBIT A

RELEASE

I.	Definitions. I, Carl D. O’Connell, intend all words used in this release (“Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “Me,” and “My” individually and collectively mean Carl D. O’Connell and anyone who has or obtains or asserts any legal rights or claims through Me or on My behalf.

B.	“Employer” as used in this Release, shall at all times mean Xtant Medical Holdings, Inc. and any affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns.

C.	“Released Party” or “Released Parties” as used in this Release, shall at all times mean Xtant Medical Holdings, Inc. and its affiliates, related or predecessor corporations, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, and its affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers, insurers’ counsel, whether in their individual or official capacities, and the current and former trustees or administrators of any pension, 401(k), or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities.

D.	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Employer or any Released Party, whether known or unknown, that are in any way related to My employment with or separation from employment with Employer, including, but not limited to any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud; misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), 42 U.S.C. § 2000, et seq., the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., and as amended (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq.; National Labor Relations Act, 29 U.S.C. § 141, et seq., Colorado’s Anti-Discrimination Act, as amended, Colorado’s Wage Claim Act, the Colorado Labor Peace Act, and all other Colorado statutes, regulations, and principles of common law, and related claims, the False Claims Act, 31 U.S.C. § 3729, et seq., Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minn. Stat. § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., the Montana Human Rights Act, Mont. Code Ann. § 49-1-101, et seq., the Montana Wrongful Discharge for Employment Act, Mont. Code Ann. § 39-2-901, et seq., the Montana Wage Payment Act, Mont. Code Ann. § 39-3-201, et. seq., or any and all other Colorado, Minnesota, and Montana, and other state human rights or fair employment practices statutes, administrative regulations, or local ordinances, and any other Colorado, Minnesota, and Montana, or other federal, state, local or foreign statute, law, rule, regulation, ordinance or order, all as amended. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; negligent hiring; retention or supervision; retaliation; constructive discharge; violation of whistleblower protection laws; unjust enrichment; violation of public policy; and, all other claims for unlawful employment practices, and all other common law or statutory claims.

II.	Agreement to Release My Claims. Except as stated in Section V of this Release, I agree to release all My Claims and waive any rights to My Claims. I also agree to withdraw any and all of My charges and lawsuits against Employer; except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against Employer with the Employment Opportunity Commission (“EEOC”) or other civil rights enforcement agency. In exchange for My agreement to release My Claims, I am receiving satisfactory Consideration from Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The Consideration I am receiving is a full and fair consideration for the release of all My Claims. Employer does not owe Me anything in addition to what I will be receiving according to the Separation Agreement which I have signed.

III.	Unknown Claims. In waiving and releasing any and all actual, potential, or threatened claims against Employer, whether or not now known to me, I understand that this means that if I later discover facts different from or in addition to those facts currently known by me, or believed by me to be true, the waivers and releases of this Release will remain effective in all respects – despite such different or additional facts and my later discovery of such facts, even if I would not have agreed to the Separation Agreement and this Release if I had prior knowledge of such facts.

IV.	Confirmation of No Claims, Etc. I am not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. I understand that nothing in this Release interferes with My right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by Employer of any such a complaint, charge or report. I understand and agree, however, that I waive My right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, Me, or any other party, unless and to the extent that such waiver is contrary to law. I agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by Me or on My behalf. I understand that Employer is relying on My representations in this Release and related Separation Agreement.

V.	Exclusions from Release.

A.	The term “Claims” does not include My rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for My vested post-termination benefits under any 401(k) or similar retirement benefit plan; My rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); My right to enforce Paragraph 12A of the Employment Agreement; My rights to enforce the terms of the Separation Agreement; My rights to enforce the terms of this Release; or My rights to assert claims that are based on events occurring after this Release becomes effective.

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B.	Nothing in this Release interferes with My right to file or maintain a charge with the Equal Employment Opportunity Commission or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving My right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Me, or any other party.

C.	Nothing in this Release interferes with My right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

D.	I agree that Employer reserves any and all defenses, which it has or might have against any claims brought by Me. This includes, but is not limited to, Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to Me, if any, reduced by the amount of money that I received in consideration for this Release.

VI.	Older Workers Benefit Protection Act. The Older Workers Benefit Protection Act applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act in connection with an exit incentive program or other employment termination program. I understand and have been advised that, if applicable, the above release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that Employer is giving Me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be My personal, voluntary decision to do so, and will be done with full knowledge of My legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period. I also acknowledge that the Separation Agreement, this Release and any other attachments or exhibits have each been written in a way that I understand.

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VII.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to My rights under the Minnesota Human Rights Act, it shall not become effective or enforceable until fifteen (15) days after I sign it. Any revocation must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the fifteen (15) day revocation period;

B.	properly addressed to:

Jeremy Carpenter
Human Resources Director
Xtant Medical Holdings, Inc.
664 Cruiser Lane
Belgrade, MT 59714

C.	sent by certified mail, return receipt requested.

I understand that the Consideration I am receiving for settling and releasing My Claims is contingent upon My agreement to be bound by the terms of this Release. Accordingly, if I decide to rescind or revoke this Release, I understand that I am not entitled to the Consideration described in the Separation Agreement. I further understand that if I attempt to rescind or revoke My release of any claim, I must immediately return to Employer all Consideration I have received under My Agreement.

VIII.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with My own attorney. In agreeing to sign this Release, I have not relied on any oral statements or explanations made by Employer, including its employees or attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between Employer and Me. We have no other written or oral agreements.

/s/ Carl D. O’Connell
Carl D. O’Connell
Dated: November 29, 2018

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